Form of Note

The payment of principal and interest on this Note is subject to certain recoupment provisions set forth herein and in the Purchase Agreement (defined below) between the issuer of this Note and the holder to whom this Note originally was issued. This Note was originally issued on June 30, 2008, and has not been registered under the Securities Act of 1933, as amended, or any state securities act, and may not be sold or transferred in the absence of such registration or qualification or an exemption therefrom under the securities act or any such state securities laws that may be applicable. The sale or transfer of this Note is subject to certain restrictions set forth in the Purchase Agreement. The issuer of this Note will furnish a copy of these provisions to the holder hereof without charge upon written request.

PROMISSORY NOTE

US$1,750,000.00	June 30, 2008

1. Principal and Interest.

(a)  FOR VALUE RECEIVED, New Motion, Inc., a Delaware corporation (“Maker”), promises to pay in lawful money of the United States of America to the order of Ringtone.com, LLC, a Minnesota limited liability company (“Payee”), the total principal sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00), with interest thereon until fully paid. This Note is being entered into pursuant to the Asset Purchase Agreement (the “Purchase Agreement”) entered into on June 30, 2008, by and between Maker and Payee.

(b) This Note shall bear interest until paid at a rate of ten percent (10%) per annum; provided, however, that from and after an Event of Default and written notice from the Payee to the Maker, this Note shall bear interest at fifteen percent (15%) per annum. Interest shall accrue from the date of this Note. Interest shall be computed on the basis of a year of 365 days and the actual number of days elapsed.

2. Maturity Date.

On the earliest to occur of (i) July 1, 2009, (ii) when declared due and payable by the Payee upon the occurrence of an Event of Default (as defined below), or (iii) five (5) days after the Maker gives written notice to the Payee of its intent to prepay the Note (such earliest date, the “Maturity Date”), Payee, in its sole discretion may: (i) demand Maker to pay Payee the amount by which the principal amount of this Note plus accrued interest thereon (after reduction for Uncontested Setoff Amounts, if any, as described below) exceeds any Contested Amounts (as defined below) plus any amounts which Payee may contest pursuant to Section 3(c) below (the “Payoff Amount”), or, (ii) convert, in accordance with the procedure set forth in Section 4, the Payoff Amount into that number of fully paid and nonassessable shares of the Maker’s common stock (the “Equity Interests”) at a conversion price equal to $5.42 per share (subject to adjustment for any stock splits or stock dividends). Upon payment in full, or conversion into Equity Interests, of all principal and interest payable hereunder, this Note shall be surrendered to the Maker for cancellation, and the Maker shall be forever released from all of its obligations and liabilities under this Note.

3. Setoff.

(a) At anytime or from time to time on or prior to the Maturity Date, Maker shall have the right to setoff against any amounts due Payee pursuant to this Note for Adverse Consequences (as defined in the Purchase Agreement) Maker, its affiliates, and their respective officers, directors and employees may have suffered, which entitle Maker to indemnification under the Purchase Agreement. Such setoff will be first applied to reduce any accrued interest under this Note. Maker shall notify Payee prior to setting off such losses against amounts due Payee pursuant to this Note (such notification, the “Setoff Notice”). The Setoff Notice shall (i) state that Maker believes that there is or has been a breach of a representation or warranty contained in the Purchase Agreement or that Maker is otherwise entitled to indemnification under the Purchase Agreement, (ii) set forth the estimated amount of the Adverse Consequences claimed (the “Setoff Amount”) and (iii) include a summary of known, relevant facts with respect to the claim.

(b) If Payee does not contest a Setoff Notice in writing within thirty (30) days of the date of the Setoff Notice, Maker shall proceed with the setoff described in the Setoff Notice and the principal amount of this Note shall be automatically reduced in an amount equal to such uncontested Setoff Amount (the “Uncontested Setoff Amount”); provided, if Payee pays to Maker in cash (in immediately available funds) all or a portion of such Uncontested Setoff Amount within five (5) days following the determination of such Uncontested Setoff Amount, this Note shall not be reduced to the extent of such payment.

(c) If Payee gives written notice to Maker contesting all or a portion of the Setoff Notice within thirty (30) days of the date of the Setoff Notice (such notice, the “Dispute Notice” and the amount so contested the “Contested Amount”), the parties shall meet within ten (10) business days from the date of the Dispute Notice for the purpose of resolving the dispute. Any portion of a Setoff Notice that is not contested or is subsequently settled in Makers favor shall be treated as an Uncontested Setoff Amount.

(d) If the parties are unable to reach agreement with respect to the Contested Amount, at the time payment would otherwise be due to Payee pursuant to this Note, Maker shall deposit an amount in cash equal to the Contested Amount with a third party escrow agent designated by Maker, and reasonably acceptable to Payee, pending resolution of the dispute. Such escrow agent shall be based in the United States and shall be in the business of regularly providing escrow services. At the time the Contested Amount is placed into escrow, Maker, Payee and the escrow agent shall enter into an escrow agreement reasonably acceptable to the parties. The escrow agreement shall provide for the investment of the Contested Amount in accordance with the directions of Payee, so long as such directions are reasonably acceptable to Maker. Any accrued interest, earnings or income earned on such investment shall be added to the Contested Amount. Payee shall be responsible for any taxes on the interest, earnings or income related to the investment of the Contested Amount, provided, however, that Payee may request the escrow agent to release from escrow an amount equal to Payee’s tax obligation so long as the original Contested Amount remains intact. The Contested Amount shall be held by the escrow agent: (i) until receipt of a settlement agreement executed by Maker and Payee setting forth a resolution of the Contested Amount and the amount to be delivered to the parties; or (ii) until receipt of a written notice from a party attaching a copy of a judgment or an order of a court with proper jurisdiction specifying the release of the Contested Amount, or (iii) in the event that the indemnification claim, which formed the subject of the Setoff Notice related to a third party claim, then the Contested Amount will be released upon proof of settlement or payment in full, and related releases, of such claim, whichever of the foregoing events occurs first. Maker and Payee shall be equally responsible for the fees of the escrow agent. Maker shall not be responsible for and shall have no further obligation with respect to the payment of the Contested Amount, or interest thereon, pursuant to this Note once such amount is placed into escrow and Payee shall look solely to the escrow agent for payment of such amount. In accordance with the provisions of this Note, Payee may elect to convert into Equity Interests any Contested Amount it is ultimately entitled to receive by delivery of written notice to Maker during the five (5) day period following the resolution, judgment or determination of such Contested Amount.

4. Mechanics of Conversion.

In connection with any conversion of this Note, Payee shall execute and deliver to the Maker a purchase agreement and other agreements or documents governing the issuance of the Equity Interests to Payee. Upon conversion of this Note, Payee shall surrender this Note, duly endorsed, at the principal office of the Maker. As promptly as practicable after the conversion and surrender of this Note, the Maker, at its expense, will issue and deliver to the Payee of this Note a certificate or certificates for the number of full shares of Equity Interests issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Maker). No fractional shares of Equity Interests shall be issued upon conversion of this Note. In lieu of the Maker issuing any fractional shares to the Payee upon the conversion of this Note, the number of shares of Equity Interests to be issued shall be rounded to the nearest whole number.

5. Currency.

This Note is denominated in U.S. Dollars and all cash payments hereunder shall be calculated and paid in U.S. Dollars.

6. Waivers.

Maker and any endorsers of this Note hereby waive demand, grace, notice, presentment for payment, and protest, and agree and consent that this Note may be renewed, and the time of payment extended without notice, and without releasing any party hereto.

7. Events of Default.

Upon the happening of an Event of Default (as defined below), the Payee shall be entitled, by written notice to the Maker, to declare the principal amount of this Note, together with accrued interest, to be, and upon receipt of such declaration by the Maker, this Note shall be accelerated and become, immediately due and payable.

The occurrence of any of the following events shall constitute an “Event of Default”: (a) failure by Maker to pay amounts due under this Note within five (5) days after they become due; (b) the commencement of any proceedings under any bankruptcy or insolvency laws by or against Maker; (c) the sale or transfer by Maker (or any affiliate of Maker) to a third party of all or substantially all of the Acquired Assets (as that term in defined in the Purchase Agreement); (d) change-of-control (a merger, consolidation, or other reorganization as a result of which a third party acquires more than 50% of the outstanding voting securities of Maker); (e) if Maker’s common stock is no longer listed on the NASDAQ Global Market, NASDAQ Capital Market, AMEX or NYSE; and (f) any material breach of the representations and warranties of Maker set forth in this Note or the Purchase Agreement.

8. Representations and Warranties of Maker. This Note has been duly authorized, and upon issuance in accordance with the terms of the Purchase Agreement, will be validly issued, will be issued in compliance with all applicable federal and state securities laws as presently in effect, and will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer other than under the Purchase Agreement and under applicable federal and state securities laws. The shares of Maker’s common stock issuable upon conversion of this Note have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Note, will be duly and validly issued, fully paid and nonassessable, will be issued in compliance with all applicable federal and state securities laws as presently in effect, and will not be subject to any preemptive rights, rights of first refusal or restrictions on transfer other than under the Purchase Agreement and under applicable federal and state securities laws.

9. Attorney’s Fees.

If this Note is placed in the hands of an attorney for collection or collected through bankruptcy or other judicial proceedings, or if suit is brought hereon, Maker agrees to pay in cash, in addition to all other amounts owing hereunder, all reasonable expenses and costs of collection, including reasonable attorneys’ fees, incurred by the owner or holder hereof in connection with such collection or proceedings.

10. Transfer.

This obligation is registered as to both principal and any stated interest with Maker (or its agent) and transfer of the obligation may be effected only by surrender of the old instrument and either the reissuance by Maker of the old instrument to the new holder or the issuance by Maker of a new instrument to the new holder. Maker agrees that Payee may assign or transfer this Note to its Affiliates (as defined in the Purchase Agreement) or to one or more holders of Payee’s Membership Interests pursuant to the terms of the Purchase Agreement. Maker may not assign or transfer this Note without the prior approval of Payee.

11. Governing Law.

All terms, obligations, and provisions of this Note are to be determined and governed by the laws of the State of New York, excluding that body of law relating to conflict of laws. Should any term or provision of this Note be declared invalid, such determination shall not affect the remaining provisions hereof, which shall remain in full force and effect. Notwithstanding any provision contained herein to the contrary, the Payee shall not be entitled to receive, collect, or apply as interest on the obligation evidenced hereby, any amount in excess of the maximum rate of interest permitted by applicable law.

12. Notices.

All notices and communications required or permitted to be given under this Note shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

If to Maker:

New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, CA 92606
Attention: Chief Executive Officer

And a copy (which shall not constitute notice) to:

Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Attention: Scott Galer

If to Payee:

Ringtone.com, LLC
1900 Medical Arts Ave S
Sartell MN 56377
Attention: General Counsel

or to such other person or address as a person named above shall specify by notice in writing to the other persons. All such notices and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

13. Heading; References.

All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

14. Entire Agreement; Amendments.

Any term of this Note may be amended or terminated and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Maker and the Payee. No waivers of or exceptions to any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Any waiver or amendment effected in accordance with this Section shall be binding upon and inure to the benefit of the parties and their successors, assigns, heirs, administrators and transferees.

15. Stockholder’s Rights.

Nothing contained in this Note shall be construed as conferring upon the Payee or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Maker or any other matters or any rights whatsoever as a stockholder of the Maker; and no dividends or interest shall be payable or accrued in respect of this Note or the Equity Interests issuable upon the conversion hereunder until, and only to the extent that, this Note shall have been converted.

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IN WITNESS WHEREOF, Maker has caused this Convertible Promissory Note to be issued as of the date first set forth above.

MAKER:

New Motion, Inc.

By:
Its: